Exhibit 99.2

2Q 2026 Earnings Conference Call August 3, 2026

2 Statements made during this presentation that set forth expectations, predictions, projections or are about future events are based on facts and situations that are known to us as of August 3, 2026. We believe that our expectations and assumptions are reasonable. Actual results may differ materially, due to risks and uncertainties, such as those described on pages 12-23 of our Form 10-K filed on February 27, 2026 and other subsequent filings by Matson with the SEC. Statements made during this presentation are not guarantees of future performance. We do not undertake any obligation to update our forward-looking statements. 2Q 2026 Earnings Conference Call Forward-Looking Statements

3 • Matson had a strong 2Q26 and is raising our full year outlook ─ The momentum in our China service carried over from the post-Lunar New Year period ─ Our China service saw higher-than-expected freight rates and demand ─ Steady performance in our domestic tradelanes ─ Logistics operating income increased YoY • We are optimistic about 2H 2026 and expect higher performance versus 2H 2025 2Q 2026 Earnings Conference Call Opening Remarks

4 2Q 2026 Earnings Conference Call • Container volume decreased 1.1% YoY primarily due to lower general demand • Expect volume to approach the level achieved in 2025 based on expectations of: ─ Similar economic conditions as 2025 ─ Stable market share Hawaii Service 2Q26 Performance Container Volume (FEU Basis) Full Year 2026 Outlook 24,000 26,000 28,000 30,000 32,000 34,000 36,000 38,000 40,000 Q1 Q2 Q3 Q4 2025 2026

0 100 200 300 400 500 600 700 800 900 1,000 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 4.5% Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Jul-24 Sep-24 Nov-24 Jan-25 Mar-25 May-25 Jul-25 Sep-25 Nov-25 Jan-26 Mar-26 May-26 Unemployment Rate Visitor Arrivals (‘000s) Unemployment Rate and Visitor Arrivals by Air Hawaii Unemployment Rate (not seasonally adjusted) Hawaii Visitor Arrivals by Air Maui Visitor Arrivals by Air 5 Hawaii Service − Current Business Trends 2Q 2026 Earnings Conference Call • According to UHERO, Hawaii’s economy remains stable ─ Supported by strong construction activity ─ Modest growth in tourist arrivals ─ Headwinds from higher energy-related inflation 2026P 2027P 2028P Real GDP 1.0% 1.3% 1.6% Construction Jobs Growth 3.2% (0.2)% (0.6)% Population Growth (0.1)% (0.1)% (0.1)% Unemployment Rate 2.4% 2.5% 2.5% Visitor Arrivals (‘000s) % change 9,841.5 2.0% 9,860.2 0.2% 10,125.0 2.7% Select Hawaii Economic Indicators UHERO Projections(4) Commentary (1) Source: https://files.hawaii.gov/dbedt/economic/data_reports/mei/2026-06-state.xlsx (2) Source: https://files.hawaii.gov/dbedt/economic/data_reports/mei/2026-05-maui.xlsx (3) Source: https://dbedt.hawaii.gov/blog/26-50/ (4) Source: https://uhero.hawaii.edu/wp-content/uploads/2026/05/UHEROForecastForTheStateOfHawaii26Q2.pdf (1) (1)(3) (2)(3)

6 China Service 2Q 2026 Earnings Conference Call • Container volume increased 15.2% YoY ─ Primarily due to significantly higher demand compared to the prior year period ─ 2Q25 included a market decline in Transpacific demand due to the tariffs imposed in April 2025 2Q26 Performance Container Volume(1) (FEU Basis) (1) Includes containers from China and other Asia origins. 8,000 13,000 18,000 23,000 28,000 33,000 38,000 43,000 Q1 Q2 Q3 Q4 2025 2026

7 • Momentum in our China service carried over from the post-Lunar New Year period • For 2Q26, our CLX and MAX services saw higher-than-expected freight rates and demand across e-commerce, garments and e-goods against a backdrop of tighter supply conditions in the Transpacific tradelane • The elevated demand grew throughout 2Q26 in both China and Southeast Asia ─ Mix of strong e-commerce demand, inventory replenishment and some pull forward of seasonal goods ─ Shippers opted to get ahead of general rate increases and higher fuel surcharges while also de-risking upcoming tariff discussions and uncertainty related to the Iran conflict 2Q 2026 Earnings Conference Call China Service − Current Business Trends Review of 2Q26

8 • We continue to expect our China service to be at or near capacity through peak season • For 4Q26, we expect demand to reflect a more traditional seasonality pattern compared to the elevated period of freight demand experienced in the Transpacific market in 4Q25 following the U.S.-China trade and economic agreement announced on October 30, 2025 ─ The agreement helped ease tariff and port entry fee uncertainty for shippers that had constrained freight flows and led to prolonged demand with strong volume and high freight rates lasting later in the quarter than normal • For full year 2026, we expect volume to be higher than the level achieved in 2025 ─ Expect continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane 2Q 2026 Earnings Conference Call China Service − Current Business Trends Looking Ahead at 3Q26 and 4Q26

9 • We are encouraged by the continued growth of our regional service across Vietnam, Thailand and the broader Southeast Asia region ─ While this expansion was initially driven by our customers’ needs, it has also enabled us to diversify our cargo mix ─ Weekly Southeast Asia cargo now represents 20% to 25% of the China service volume, which is significantly higher than the level at the beginning of 2025 • We believe we have the right regional partners to support our growth and build an integrated transportation network ─ These partners share our commitment to schedule integrity and premium service levels • We continue to look for opportunities to grow with our customers, expand our geographic footprint, and capture market share as Southeast Asia becomes a larger part of our weekly China service volume 2Q 2026 Earnings Conference Call China Service − Southeast Asia

10 Guam Service 2Q 2026 Earnings Conference Call • Container volume increased 4.4% YoY • Expect Guam’s economy to remain stable • Expect volume to be comparable to the level achieved last year 2Q26 Performance Container Volume (FEU Basis) 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000 5,500 6,000 Q1 Q2 Q3 Q4 2025 2026 Full Year 2026 Outlook

11 Alaska Service 2Q 2026 Earnings Conference Call • Container volume decreased 2.3% YoY primarily due to: ─ Lower export seafood volume on AAX ─ Partially offset by one additional northbound sailing 10,000 12,000 14,000 16,000 18,000 20,000 22,000 24,000 Q1 Q2 Q3 Q4 2025 2026 • Expect Alaska’s economy to remain stable supported by a low unemployment rate, steady job market and continued oil and gas exploration and production activity • Expect volume to approach the level achieved last year 2Q26 Performance Container Volume (FEU Basis) Full Year 2026 Outlook

12 SSAT Joint Venture 2Q 2026 Earnings Conference Call • Terminal joint venture contribution was $4.8 million; YoY decrease of $2.5 million ─ Primarily due to lower lift volume and higher operating expenses $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 Q1 Q2 Q3 Q4 2025 2026 2Q26 Performance Equity in Income of JV ($ in millions) • Expect the contribution from SSAT to be lower than the $32.5 million achieved in full year 2025 Full Year 2026 Outlook

13 Matson Logistics 2Q 2026 Earnings Conference Call • Operating income of $14.9 million; YoY increase of $0.5 million primarily due to: ─ Higher contributions from freight forwarding and transportation brokerage ─ Partially offset by a lower contribution from warehousing $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 Q1 Q2 Q3 Q4 2025 2026 • Expect operating income to be higher than the level achieved in full year 2025 2Q26 Performance Operating Income ($ in millions) Full Year 2026 Outlook

Financial Results – Summary Income Statement

($ in millions, except per share data)	Year-to-Date: YTD Ended 6/30 2026	2025	Δ $	Δ %	Second Quarter: Quarter Ended 6/30 2026	2025	Δ $	Δ %
Revenue								
Ocean Transportation	$1,373.9	$1,313.0	$60.9	4.6%	$767.4	$675.6	$91.8	13.6%
Logistics	353.3	299.5	53.8	18.0%	202.0	154.9	47.1	30.4%
Total Revenue	$1,727.2	$1,612.5	$114.7	7.1%	$969.4	$830.5	$138.9	16.7%
Operating Income								
Ocean Transportation	$198.6	$172.2	$26.4	15.3%	$144.0	$98.6	$45.4	46.0%
Logistics	21.7	22.9	(1.2)	(5.2)%	14.9	14.4	0.5	3.5%
Total Operating Income	**$220.3**	**$195.1**	**$25.2**	**12.9%**	**$158.9**	**$113.0**	**$45.9**	**40.6%**
Interest income	11.1	17.4	(6.3)	(36.2)%	5.0	8.0	(3.0)	(37.5)%
Interest expense, net	(3.2)	(3.4)	0.2	(5.9)%	(1.6)	(1.7)	0.1	(5.9)%
Other income (expense), net	3.6	4.8	(1.2)	(25.0)%	1.6	2.4	(0.8)	(33.3)%
Income taxes	(45.8)	(46.9)	1.1	(2.3)%	(34.5)	(27.0)	(7.5)	27.8%
Net Income	**$186.0**	**$167.0**	**$19.0**	**11.4%**	**$129.4**	**$94.7**	**$34.7**	**36.6%**
Weighted Average Number of Shares Outstanding (diluted)	30.5	32.8	(2.3)	(7.0)%	30.3	32.4	(2.1)	(6.5)%
GAAP EPS, diluted	**$6.10**	**$5.09**	**$1.01**	**19.8%**	**$4.27**	**$2.92**	**$1.35**	**46.2%**
Depreciation and Amortization (incl. deferred dry-docking amortization)	$100.4	$95.4	$5.0	5.2%	$50.5	$48.2	$2.3	4.8%
EBITDA	$324.3	$295.3	$29.0	9.8%	$211.0	$163.6	$47.4	29.0%

See the Appendix for a reconciliation of GAAP to non-GAAP Financial Metrics.

14 | 2Q 2026 Earnings Conference Call

Matson.

15 Strong Cash Flow Generation 2Q 2026 Earnings Conference Call Last Twelve Months Ended June 30, 2026 ($ in millions) $584.1 Maint. Capex $133.4 Dividends $44.6 Share Repurchases $262.7 $0.0 $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 Cash Flow from Operations Sum of Maintenance Capex, Dividends, and Share Repurchases $440.7 Strong cash flow from operations more than supports maintenance capex, dividends, and share repurchases Note: Other sources and uses of cash include the Capital Construction Fund (including cash deposits and interest income on cash deposits and fixed-income securities in the Capital Construction Fund, net of withdrawals for milestone payments), paydown of borrowings (net), new vessel construction capex (including capitalized interest and owner’s items), and other cash flow statement line items.

16 Financial Results − Summary Balance Sheet 2Q 2026 Earnings Conference Call • 2Q26: approximately 0.3 million shares repurchased for total cost of $67.8 million(1) • On April 23rd, announced addition of 3.0 million shares to our existing share repurchase authorization • Total Debt of $341.3 million(2) ─ Decreased by $9.8 million from 1Q26 Share Repurchase Debt Levels (1) Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end. (2) Total Debt is presented before any reduction for deferred loan fees as required by GAAP. ($ in millions) ASSETS Cash and cash equivalents $119.3 $141.9 Other current assets 416.7 330.0 Total current assets 536.0 471.9 Investment in SSAT 106.2 96.2 Property and equipment, net 2,680.3 2,499.4 Intangible assets, net 140.3 146.6 Capital Construction Fund (CCF) 345.8 532.7 Goodwill 327.8 327.8 Other long-term assets 577.1 561.0 Total assets $4,713.5 $4,635.6 LIABILITIES AND SHAREHOLDERS’ EQUITY Current portion of debt $39.7 $39.7 Other current liabilities 564.1 487.7 Total current liabilities 603.8 527.4 Long-term debt, net of deferred loan fees 292.7 312.1 Other long-term liabilities 1,043.9 1,037.1 Total long-term liabilities 1,336.6 1,349.2 Total shareholders’ equity 2,773.1 2,759.0 Total liabilities and shareholders’ equity $4,713.5 $4,635.6 June 30, December 31, 2026 2025

• For full year 2026, we expect: ─ Recovery of fuel costs by the end of the year 17 2026 Outlook 2Q 2026 Earnings Conference Call 3Q26 Outlook Ocean Transportation Operating Income To be approximately 45% higher than the $147.4 million achieved in 3Q25 Logistics Operating Income To be modestly higher than the $13.6 million achieved in 3Q25 Consolidated Operating Income To be approximately 45% higher than the $161.0 million achieved in 3Q25 (1) Interest expense excludes capitalized interest. Full Year 2026 Outlook Items Depreciation and Amortization Approx. $205 million, including approx. $35 million in dry-docking amortization Interest Income Approximately $18 million Interest Expense, Net(1) Approximately $6 million Other Income (Expense), Net Approximately $7 million GAAP Effective Tax Rate Approximately 21.0% Dry-Docking Payments Approximately $45 million Ocean Transportation Operating Income To be higher than the $455.6 million achieved in 2025 Logistics Operating Income To be higher than the $44.2 million achieved in 2025 Consolidated Operating Income To be higher than the $499.8 million achieved in 2025 4Q26 Outlook Ocean Transportation Operating Income To be modestly lower than the $136.0 million achieved in 4Q25 Logistics Operating Income To be modestly higher than the $7.7 million achieved in 4Q25

18 2Q 2026 Earnings Conference Call Capital Expenditures Update ($ in millions) FY 2026 Comments Expected vessel construction milestone payments and related costs $400 • Includes owner’s items and capitalized interest expense Expected Maintenance and other capital expenditures $150 – $170 • 2026 capex includes approximately: – Approx. $20 million in equipment lease buyouts – Approx. $30 million more than normal in new equipment purchases due to lower pricing Total $550 – $570 New Vessel Construction Milestone Payments ($ in millions) 3Q26 Approximately $50 4Q26 Approximately $127 Total Approximately $177 CCF(2) Approximately $346 Cash and Cash Equivalents(2) Approximately $119 • Paid approximately $180 million in milestone payments in 2Q26 from Capital Construction Fund (CCF) • Cash and cash equivalents and CCF combined exceed our remaining milestone payments – CCF covers approximately 90% of our remaining milestone payment obligations(1) (1) Excludes future interest income and accretion earned on cash deposits and Treasury securities. (2) As of June 30, 2026.

19 2Q 2026 Earnings Conference Call Vessel Construction Update • Our targeted delivery schedule for our three new Aloha Class vessels remains unchanged July 2026: The bow section was mounted on Makua, our first Aloha Class vessel expected to be delivered in 1Q27

20 Closing Thoughts 2Q 2026 Earnings Conference Call • We are well-positioned heading into the second half of the year ─ Our China service continues to perform at or near capacity, and we are optimistic that the U.S. consumer remains resilient and supportive of freight demand in the Transpacific for the remainder of the year ─ All together, these factors support our expectation for a particularly strong 3Q26 • We continue to navigate geopolitical uncertainty related to the Iran conflict and tariffs ─ Our business has historically performed well when global supply chains are disrupted or become congested and where schedule reliability and high service standards are paramount • Southeast Asia expansion continues to be a key strategic priority for Matson, and we expect to grow with our customers as they diversify and expand their manufacturing base in the region ─ Made tremendous progress in building out our regional service offering into a viable extension of our China service ─ Product offering has resonated with customers needing speed and reliability on the water

Appendix

22 2Q 2026 Earnings Conference Call Appendix − Non-GAAP Measures Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).